Exhibit (d)(i)(1)

AMENDMENT TO SCHEDULE A

OF THE INVESTMENT ADVISORY AGREEMENT

COHEN & STEERS ETF TRUST

1166 Avenue of the Americas, 30th Floor

New York, New York 10036

August 6, 2026

COHEN & STEERS CAPITAL MANAGEMENT INC.

1166 Avenue of the Americas, 30th Floor

New York, New York 10036

Dear Sirs:

Pursuant to Section 11 of the Investment Advisory Agreement, dated November 13, 2024, by and between Cohen & Steers ETF Trust and Cohen & Steers Capital Management, Inc. (the “Agreement”), the Agreement is amended, as follows:

1.  Schedule A of the Agreement is hereby deleted in its entirety and replaced with the Schedule A attached hereto and incorporated by reference into this Amendment.

2.  Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

If the foregoing is in accordance with your understanding, will you kindly indicate your acceptance of this Amendment by signing and returning the enclosed copy hereof.

[Signature Page Follows]

Very truly yours,

COHEN & STEERS ETF TRUST

By: /s/ James Giallanza
Name: James Giallanza
President and Chief Executive Officer

Agreed to and accepted as of the date first set forth above

COHEN & STEERS CAPITAL MANAGEMENT, INC.

By: /s/ Francis C. Poli
Name: Francis C. Poli
Executive Vice President and General Counsel

SCHEDULE A

Fund	Advisory Fee Rate

Cohen & Steers Real Estate Active ETF	0.80%

Cohen & Steers Preferred and Income Opportunities Active ETF	0.75%

Cohen & Steers Natural Resources Active ETF	0.70%

Cohen & Steers Short Duration Preferred and Income Active ETF	0.65%

Cohen & Steers Infrastructure Opportunities Active ETF	0.85%

Cohen & Steers Future of Energy Active ETF	0.80%

Cohen & Steers Real Assets Active ETF	0.80%